Exhibit 107
CALCULATION OF REGISTRATION FEE
Form S-8
Ovid Therapeutics Inc.
Table 1:    Newly Registered and Carry Forward Securities
☐ Not Applicable

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
1	Equity	Common Stock, par value $0.001 per share	Rule 457(c) and 457(h)	6,509,217	$2.08	$13,539,172	$0.00013810	$1,869.76
	Total Offering Amounts					$13,539,172		1,869.76
	Total Fee Offsets							—
	Net Fee Due							$1,869.76
Offering Notes
1Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement    shall also cover any additional shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”) that become issuable under the 2017 Equity Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock. The “Amount Registered” represents additional shares of Common Stock reserved for future issuance under the Plan as a result of the automatic increase in shares reserved thereunder on January 1, 2026 pursuant to the terms of the Plan. The Plan provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the Plan commencing on January 1, 2018 and ending on (and including) or January 1, 2027 in an amount equal to the lesser of (a) 5% of the total number of shares of capital stock outstanding on December 31st of the preceding calendar year and (b) a number of shares of Common Stock designated by action of the Registrant’s board of directors prior to the first day of any calendar year. The “Proposed Maximum Offering Price Per Share” and “Maximum Aggregate Offering Price” are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act based on a per share price of $2.08, the average of the high and low sale prices of the Common Stock as reported on The Nasdaq Capital Market on March 11, 2026.

Table 2:    Fee Offset Claims and Sources
☑ Not Applicable

		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A